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                                                                 Exhibit 10.31


                                 AMENDMENT AGREEMENT

       This Amendment Agreement ("Amendment"), effective as of this 17th day of November, 1998, is between American Home Products Corporation, a Delaware corporation, having a principal place of business at Five Giralda Farms, Madison, New Jersey, 07940, U.S.A. acting through its Wyeth-Ayerst Laboratories Division (hereinafter "Wyeth-Ayerst") and Cygnus, Inc. (hereinafter "Cygnus"), a Delaware corporation, having a principal place of business at 400 Penobscot Drive, Redwood City, California, 94063, U.S.A.


                                     WITNESSETH


WHEREAS, Wyeth-Ayerst and Cygnus have entered into a Product Development, Supply and License Agreement for the U.S. and a Product Development, Supply and License Agreement for territories outside the U.S. dated December 28, 1993, and a Letter Agreement dated March 7, 1996, pertaining to the 3.5 day estrogen-only system (hereinafter collectively referred to as "the Agreements"), for the development, license and supply of certain transdermal systems in the field of Hormone Replacement Therapy as set forth in the Agreements;

WHEREAS, Wyeth-Ayerst and Cygnus mutually desire to amend the Agreements in accordance with the terms set forth herein to clarify each party's rights and obligations.

NOW, THEREFORE, Wyeth-Ayerst and Cygnus agree as follows:


1.     DEFINITIONS


       1.1 Except as otherwise specifically stated herein, all capitalized terms shall be as defined in the Agreements, as the context requires.


       1.2 "Products" as used in this Amendment, shall mean the 7-day [Confidential Treatment Requested] matrix transdermal patch ("E(2)III") and the 3.5-day [Confidential Treatment Requested] acetate combination matrix patch and its 3.5 day estrogen-only matching patch (collectively "E(2)NETA").

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       1.3     "Product Assets" shall mean all U.S. New Drug Application and
               Investigational New Drug Application filings, and any foreign equivalents, relating to Products and all information, data, submissions and approvals related thereto, as well as Market Information. "Market Information" shall mean all market forecasts and market summaries prepared to date by Wyeth-Ayerst and presented to Cygnus. Cygnus shall remove all references to Wyeth-Ayerst from such Market Information before distributing it to any Third Party.


       1.4 "Third Party(ies)" shall mean any person(s) or entity(ies) other than Cygnus or Wyeth-Ayerst or their respective Affiliates. "Affiliates" shall mean any company that owns or controls directly or indirectly at least fifty percent (50%) of the voting stock of either party or any company at least fifty percent (50%) of whose voting stock is owned or controlled directly or indirectly by either party. Notwithstanding the foregoing, for purposes of this Amendment, Immunex Corporation shall not be considered an Affiliate of Wyeth-Ayerst.


2.     TERMS


       2.1 The parties agree that the rights and obligations of Wyeth-Ayerst and Cygnus as set forth in the Agreements are hereby amended as set forth herein. The parties further agree that the terms of the Amendment supercede the provisions of Section IX(B)(2) of the Agreements.


       2.2 Upon execution of this Amendment, Wyeth-Ayerst and Cygnus agree that the Agreements shall be limited to the Products. Wyeth-Ayerst agrees that upon execution of this Amendment, Cygnus shall be free to develop, manufacture, license, and market other transdermal systems in the field of Hormone Replacement Therapy, either itself or in conjunction with a Third Party.


3.     PARTIES' RIGHTS AND OBLIGATIONS


       3.1 Upon execution of this Amendment, and for a period of six (6) months thereafter, Wyeth-Ayerst shall continue to fully perform its Product

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               Development obligations consistent with the provisions of
               Section IV of the Agreements. Within the later of either thirty (30) calendar days after execution of this Amendment or December 15, 1998, Wyeth-Ayerst and Cygnus project teams shall meet and agree upon a list of Wyeth-Ayerst and Cygnus development obligations for the next twelve (12) months. The minutes of the last two joint team meetings and CMC meetings shall serve as a basis for the obligations list. Wyeth-Ayerst shall pay Cygnus for any and all remaining Product-related inventory and the like arising out of such development obligations.

       3.2 Upon execution of this Amendment henceforth, Wyeth-Ayerst shall have no further obligation to conduct any prelaunch and launch activities for the Products, other than the development obligations of Section 3.1 hereof.


       3.3 At the end of the six (6) month period referred to in Section 3.1 hereof or the execution of a sublicense in accordance with the provisions of Section 4 hereof, whichever occurs first, Wyeth-Ayerst shall henceforth be relieved of all rights and obligations pertaining to the marketing and sales of the Products in all markets, except for the specific rights provided for in
               Section 7.1 hereof.


       3.4 For a period of six (6) months less fifteen (15) calendar days after execution of this Amendment, Wyeth-Ayerst shall have the sole option to reacquire its rights and obligations under the Agreements, as superseded by this Amendment (including, but not limited to, the transfer of Product Assets specified in Section
               6.1 hereof), relating to any non-sublicensed territories. Relevant terms of the Agreements include, but are not limited to,
               Section III in the International Agreement and Section III(B),
               (C), (D) and (E) in the US Agreement, as well as Cygnus' right to copromote Products in all territories. If Wyeth-Ayerst does not exercise its sole option by the close of business fifteen (15) calendar days after the end of the six (6) month period after execution of this Amendment, then the option will expire in its entirety.


       4.      SUBLICENSE RIGHTS

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       4.1     During the six (6) month period referred to in Section 3.1 hereof, Wyeth-Ayerst shall have the right to sublicense its rights and obligations under the Agreements for either one or both Products to one or more Third Parties. Wyeth-Ayerst agrees to work with Cygnus in identifying and selecting potential sublicensees. Any such sublicense shall be subject to the prior written approval of Cygnus, such approval not to be unreasonably withheld or delayed by Cygnus. Cygnus shall use reasonable efforts to assist Wyeth-Ayerst in its sublicensing endeavors and shall not cause unreasonable delays in such endeavors. If the parties cannot agree regarding any aspect covered by this Section
               4.1 or Section 3.1 hereof, then, and for one time only and for a period not to exceed fourteen (14) days, the area of disagreement shall be referred to the President/Chief Executive Officer of Cygnus and the Senior Vice President, Global Business Development of Wyeth-Ayerst for resolution. During this period not to exceed fourteen (14) days, the time periods specified in this Amendment shall be held in abeyance.


       4.2 The parties agree that the terms of any such sublicense shall specify that the sublicensee shall give Cygnus the option to co-promote the Products. The terms of such option shall be negotiated directly by Cygnus and said sublicensee.


       4.3     If, at the conclusion of the six (6) month period referred to in
               Section 3.1 hereof, Wyeth-Ayerst is unable to execute a sublicense for either one or both Products, then Wyeth-Ayerst shall be obligated to continue to perform its Product Development activities under the provisions of Section IV of the Agreements for each Product which is not sublicensed for an additional six
               (6) month period to begin immediately following the six (6) month period referred to in Section 3.1 hereof. At the end of this additional six (6) month period, Wyeth-Ayerst's rights and obligations under the Agreements shall be satisfied and the Agreements shall be terminated in their entireties, with the exception of those rights specifically provided for in Section
               7.1 hereof.


5.     DELAY OF PAYMENT

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       5.1     Cygnus agrees that Wyeth-Ayerst shall be allowed to delay the payment of any and all relevant regulatory filing milestones for the E(2)III product under the provisions of Section III (B) of the Agreements until the end of the six (6) month period referred to in Section 3.1 hereof or the execution of a sublicense for one or both Products for the Territory where the milestone in question applies, whichever occurs first.


6.     OWNERSHIP OF  PRODUCT ASSETS


       6.1 Upon the execution of this Amendment, the Product Assets, including the regulatory filings for the Products, if any, as well as any corresponding foreign equivalents thereof, shall become the sole property of Cygnus. Wyeth-Ayerst agrees to make commercially reasonable efforts to transfer all rights in said materials to Cygnus, at no cost to Cygnus, no later than the end of the six (6) month period referred to in Section 3.1 hereof. This transfer shall occur at a time and in a manner to be agreed upon by the parties. Wyeth-Ayerst shall be allowed to retain one
               (1) copy of Product Assets in a secure location for purposes of internal research. Wyeth-Ayerst's use of Product Assets shall be solely for internal research purposes, which internal research purposes shall not include the development of Products or any public disclosure of the Product Assets.


7.     NEW ROYALTY AGREEMENT


       7.1 In the event that the Agreements are terminated pursuant to the last sentence of Section 4.3 hereof, in consideration for Wyeth-Ayerst's development costs to date, Cygnus agrees to pay Wyeth-Ayerst a royalty of [Confidential Treatment Requested] on annual Net Sales of Products by Cygnus or its licensee(s) or sublicensee(s) for a period ending [Confidential Treatment Requested] from the date of first commercial shipment of Products by Cygnus or its licensee(s) or sublicensee(s) in the Territory on a Product by Product and country by country basis. In the event that Cygnus becomes obligated to make such royalty payments, the parties agree to execute a new Royalty Agreement reflecting the royalty above and duplicating the provisions of the Agreements relating to

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               Payment Terms (Section III(D)) and Records and Audit Rights
               (Section III(E)) as applied to Cygnus.


8.     SURVIVAL


       8.1 The parties agree that the following Sections shall be considered to survive termination of the Agreements: IV(C) (penultimate sentence of the first paragraph), VII, VIII, X, XI (first paragraph only) and XII.


       IN WITNESS WHEREOF, the parties have executed this Amendment Agreement as of the date and year first written above.


AMERICAN HOME PRODUCTS CORPORATION,
acting through its Wyeth-Ayerst Laboratories Division:

By:     /s/ Tuan Hangoc
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Name:   Tuan Hangoc
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Title:  Vice President, AHPC
       -----------------------------
Date:   November 17, 1998
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CYGNUS, INC.:


By:     /s/ Stephen N. Kirnon
       -----------------------------
Name:   Stephen N. Kirnon
       -----------------------------
Title:  President, Drug Delivery
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Date:   November 12, 1998
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